SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)


                                  VIRAGEN, INC.
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                                (NAME OF ISSUER)


                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
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                         (TITLE OF CLASS OF SECURITIES)


                                   212066 10-4
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                                 (CUSIP NUMBER)


  NEIL BERMAN, 21346 ST ANDREWS BLVD #421, BOCA RATON, FL, 33433, (561)866-4567

  DOUGLAS CALDER OR VIRAGEN, 865 SW 78TH AVE., SUITE 100, BOCA RATON, FL, 33433
                                 (954)233-8746
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(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                COMMUNICATIONS)

                                 MARCH 23, 2007
             -------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX
|_|.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D

                              CUSIP  NO
--------------------------------------------------------------------------------
(1)   NAMES  OF  REPORTING  PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      NEIL BERMAN            ###-##-####

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(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (A)  |_|
      (B)  |_|

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(3)   SEC  USE  ONLY


--------------------------------------------------------------------------------
(4)   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      PRIVATE FUNDS INDIVIDUAL

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(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(D) OR 2(E)                                                           |_|

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(6)   CITIZENSHIP  OR  PLACE  OF  ORGANIZATION   USA


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NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY                19,100,879
OWNED  BY  EACH             SHARES ALL PURCHASED THROUGH OPEN MARKET PURCHASES
REPORTING  PERSON           IN CASH ACCOUNTS FROM 3/21/2007 UNTIL 5/2/2007 AT
WITH                        PRICES RANGING FROM $0.0202 TO $0.094
                       ---------------------------------------------------------

                       (8)  SHARED  VOTING  POWER
                            19,100,879
                       ---------------------------------------------------------

                       (9)  SOLE DISPOSITIVE POWER

                       ---------------------------------------------------------

                       (10) SHARED DISPOSITIVE POWER

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(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      8.91%

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(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
      INSTRUCTIONS)                                                          |_|

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(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
      8.91%

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(14)  TYPE  OF  REPORTING  PERSON  (SEE  INSTRUCTIONS)


--------------------------------------------------------------------------------

ITEM  1.    SECURITY AND ISSUER.

            VIRAGEN, INC.
            865 S.W. 78TH AVENUE, SUUITE 100
            PLANTATION, FLORIDA 33324


ITEM  2.    IDENTITY  AND  BACKGROUND.

            TAX 10 59-2101668 / SEC COMMISSION # 001-15823


ITEM  3.    SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION.

            CASH ACCOUNTS
            PERSONAL FUNDS


ITEM  4.    PURPOSE  OF  TRANSACTION.

            INVESTMENT AND TRADING


ITEM  5.    INTEREST  IN  SECURITIES  OF  THE  ISSUER.

            INDIVIDUAL INVESTOR

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

            NONE.


ITEM  7.    MATERIALS  TO  BE  FILED  AS  EXHIBITS.

            NONE.

            214,360,131 The percentages used herein are calculated based upon the 214,360,131 shres of Common Stock issued and outstanding as of March 19, 2007 as described in the Issurers Form 8-K filed on March 22, 2007.

                                    SIGNATURE



            AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED: MAY 2, 2007                      BY: /S/ NEIL BERMAN
                                            ------------------------
                                                NEIL BERMAN